FIRST AMENDMENT TO THE EVERMORE FUNDS TRUST
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT effective as of January 1, 2016, to the Distribution Agreement, dated as of December 2, 2009, (the "Agreement"), is entered into by and among EVERMORE FUNDS TRUST, a Massachusetts trust (the "Trust"), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the "Distributor") and EVERMORE GLOBAL ADVISORS, LLC, a Delaware limited liability company and the investment advisor to the Trust (the "Advisor").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 11 of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust, the Distributor and the Advisor agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

EVERMORE FUNDS Trust	QUASAR DISTRIBUTORS, LLC

By: /s/ Eric LeGoff	By: /s/ James R. Schoenike
Name: Eric LeGoff	Name: James R. Schoenike
Title: CEO	Title: President

EVERMORE GLOBAL ADVISORS, LLC

By: /s/ Eric :LeGoff
Name: Eric :LeGoff
Title: President

Evermore Funds Trust 2016 - Final

Amended Exhibit B to the Distribution Agreement – Evermore Funds Trust
Quasar Distributors Regulatory Distribution Services Fee Schedule at January 1, 2016

Regulatory Distribution Annual Services Per Fund*
.5 basis point on average net assets
Minimum Annual Base annual fee:
▪	$XXXX per fund

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
▪	$ XXXX per communication piece for the first 10 pages (minutes if audio or video); $ XXXX per page (minute if audio or video) thereafter.
▪
$ XX FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $ XX per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$XX for the first 10 pages (minutes if audio or video); $ XX per page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$ XX FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $XX per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor's Staff (if desired)
▪	$ XX per year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$XX per FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets
▪	Design - $XX per fact sheet, includes first production
▪	Production - $XX per fact sheet per each production period
▪	All printing costs are out-of-pocket expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees/other costs to fulfill regulatory requirements
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Evermore Funds Trust 2016 - Final